Exhibit 5.1

K&L GATES LLP

925 FOURTH AVENUE

SUITE 2900

SEATTLE, WA 98104-1158

T 206.623.7580    F 206.623.7022    klgates.com

March 17, 2014

F5 Networks, Inc.

401 Elliot Avenue West

Seattle, Washington 98119

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of 2,980,000 shares (the “Additional Shares”) of Common Stock, no par value, of F5 Networks, Inc., a Washington corporation (the “Company”). The Additional Shares are issuable under the F5 Networks, Inc. 2014 Incentive Plan (the “2014 Plan”), which amends and restates the F5 Networks, Inc. 2005 Equity Incentive Plan (as amended).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Third Amended and Restated Articles of Incorporation and Third Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Additional Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Washington.

Based upon and subject to the foregoing, it is our opinion that the Additional Shares, when issued and paid for pursuant to and in accordance with the 2014 Plan included in the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP

K&L Gates LLP